Exhibit 10.1

701 market street, suite 300 philadelphia, pa 19106 |    p 215-546-7909 f 215-971-8494 www.fivebelow.com

March 13, 2023

VIA HAND DELIVERY

Kenneth R. Bull

Re: Amendment to Employment Terms

Dear Ken:

Reference is hereby made to the employment letter agreement dated as of April 16, 2012 (the “Employment Agreement”) by and between Five Below, Inc. (the “Company”) and Kenneth R. Bull (“you”).

Pursuant to its terms, the Employment Agreement may not be amended or revised except by a writing signed by both you and the Company. Accordingly, each of the Company and you desire to enter into this letter amendment (this “Amendment”) in order to modify and amend the Employment Agreement as follows:

(1)

Your “Position” is changed to “Chief Operating Officer” effective immediately, and your duties and responsibilities in that position shall be such as are assigned to you by the Board of Directors or the Chief Executive Officer from time to time. Until such time as the Board of Directors and Chief Executive Officer so determine, you shall remain in the additional roles of Chief Financial Officer and Treasurer and you shall continue to serve as the Company’s principal accounting officer. The removal of any or all of these additional roles shall not be considered a material change or diminution of duty under your Employment Agreement or the Company’s severance policies.

(2)

Your “Compensation” is restated as follows: “Effective March 12, 2023, you will be paid an annual base salary of $750,000, payable in accordance with the Company’s regular payroll practices, which annual base salary will be subject to annual review for increase by the Company’s Board of Directors (the “Board of Directors”) or the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee may, in its sole discretion, approve payment of bonuses to you.

(3)

Additionally, in connection with your promotion, the Compensation Committee approved (i) a target annual bonus opportunity for you for fiscal year 2023 equal to 100% of your base salary, and (ii) a fiscal 2023 long-term incentive award to you comprised of 3,112 time-based restricted stock units and 9,336 performance based-restricted stock units at target (each subject to the Company’s standard award agreements for these grants with the vesting terms specified therein).

701 market street, suite 300 philadelphia, pa 19106 |    p 215-546-7909 f 215-971-8494 www.fivebelow.com

If you are in agreement with the terms of this Amendment, please execute and return a fully executed copy of this Amendment to me.

Sincerely, FIVE BELOW, INC.

/s/ Joel D. Anderson
By:	Joel D. Anderson
Title:	President and CEO

Agreed on this 13th day of March, 2023:

/s/ Kenneth R. Bull
Kenneth R. Bull